MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is made and entered into as of June 9, 2005 by and among CBRE Realty Finance, Inc., a Maryland corporation (the “Company”), CBRE Realty Finance Management, LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”), CB Richard Ellis, Inc., a Delaware Corporation (“CBRE”) and LJ Melody & Company, a Texas corporation (“Melody”).

WHEREAS, the Company is a newly organized corporation that expects to elect to qualify and be taxed as a real estate investment trust for federal income tax purposes; and

WHEREAS, the Company desires to retain the Manager to provide investment advisory services to the Company and its subsidiaries on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. DEFINITIONS. The following terms have the meanings assigned them:

(a) “Affiliate” means (i) a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified, (ii) any executive officer or general partner of such Person, and (iii) any legal entity for which such Person acts as an executive officer or general partner.

(b) “Agreement” means this Management Agreement, as amended from time to time.

(c) “Base Management Fee” means the base management fee, calculated and paid monthly in arrears, in an amount equal to 1/12 of the sum of (i) 2.0% of the first $400 million of the Company’s Equity and (ii) 1.75% of the Company’s Equity in an amount in excess of $400 million and up to $800 million and (iii) 1.50% of the Company’s Equity in excess of $800 million.

(d) “Board of Directors” means the Board of Directors of the Company.

(e) “Business Day” any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

(f) “CBRE” means CB Richard Ellis, Inc., a Delaware corporation.

(g) “Change of Control” means the occurrence of any of the following:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of (A) the Manager, taken as a whole, to any Person other than Melody or CBRE or any of their respective Affiliates or (B) Melody or CBRE, taken as a whole, to any Person other than Melody, CBRE or any of their respective Affiliates;

(ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities

(within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Melody and its Affiliates or CBRE and its Affiliates, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Manager; and

(iii) Change of Control shall not include public offerings of the capital stock of Manager or any assignment of this Agreement by Manager as permitted hereby and in accordance with the terms hereof.

(h) “Closing Date” means the date of this Agreement.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Common Share” means a share of capital stock of the Company now or hereafter authorized as common voting stock of the Company.

(k) “Company Account” has the meaning set forth in Section 5 hereof.

(l) “Company Indemnified Party” has the meaning set forth in Section 11(b) hereof.

(m) “Effective Termination Date” has the meaning set forth in Section 13(a) hereof.

(n) “Equity” means, for purposes of calculating the Base Management Fee, the month-end value, computed in accordance with GAAP, of the Company’s stockholders’ equity, adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

(q) “Funds From Operations” means Net Income (computed in accordance with GAAP), excluding gains (losses) from debt restructuring and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets and non-cash equity compensation expense, and after adjustments for unconsolidated partnerships and joint ventures; provided, that the foregoing calculation of Funds From Operations shall be adjusted to exclude one-time events pursuant to changes in GAAP, and may be adjusted to exclude other non-cash charges after discussion between the Manager and the Independent Directors and approval by a majority of the Independent Directors in the case of non-cash charges.

(r) “GAAP” means generally accepted accounting principles, in effect in the U.S. on the date such principles are applied.

(s) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(t) “Guidelines” shall have the meaning set forth in Section 2(b)(i) hereof.

(u) “Incentive Compensation” means an incentive management fee calculated and payable each fiscal quarter in an amount, not less than zero, equal to the product of: (i) twenty-five percent (25%) of the dollar amount by which (A) the Company’s Funds From Operations (after the Base Management Fee and before Incentive Compensation) per share of Common Shares for such quarter (based on the weighted average number of shares outstanding for such quarter) exceeds (B) an amount equal to (1) the weighted average of the price per share of the Common Shares in the Initial Private Offering and the prices per share of the Common Shares in any subsequent offerings by the Company, in each case at the time of issuance thereof, multiplied by (2) the greater of (a) 2.25% or (b) 0.75% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of Common Shares outstanding during such quarter.

(v) “Indemnified Party” has the meaning set forth in Section 11(a) hereof.

(w) “Independent Directors” means the members of the Board of Directors who are not, and have not been within the last two years, officers or employees of the Manager, Melody, CBRE or any Person directly or indirectly controlling or controlled by, or otherwise an Affiliate of, the Manager, Melody or CBRE and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Common Shares are listed.

(x) “Initial Private Offering” means the sale of the Company to Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., as the initial purchasers/placement agents, on June 9, 2005 , of up to 20,000,000 Common Shares in transactions exempt from registration under the Securities Act of 1933, as amended.

(y) “Initial Term” has the meaning set forth in Section 13(a) hereof.

(z) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(aa) “Investments” means the investments of the Company.

(bb) “Melody” means L.J. Melody & Company, a Texas corporation and a wholly owned subsidiary of CBRE.

(cc) “Net Income” shall be determined by calculating the net income available to owners of Common Shares before non-cash equity compensation expense, in accordance with GAAP.

(dd) “Notice of Proposal to Negotiate” has the meaning set forth in Section 13(a) hereto.

(ee) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(ff) “Purchase and Placement Agent Agreement” means the purchase and placement agent agreement, dated as of June 2, 2005 between the Company and Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the several initial purchasers/placement agents named therein.

(gg) “Registration Rights Agreement” means the registration rights agreement, dated as of June 9, 2005 between the Company and Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the several Initial Purchasers (as defined therein) and for the benefit of the Holders (as defined therein).

(hh) “REIT” means a “real estate investment trust” as defined under the Code.

(ii) “Renewal Term” has the meaning as set forth in Section 13(a) hereto.

(jj) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

(kk) “Ten Year Treasury Rate” means the arithmetic average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten (10) years) as published weekly by the Federal Reserve Board in publication H.15, or any successor publication, during a fiscal quarter, or if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten-Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight no more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

(ll) “Termination Fee” has the meaning set forth in Section 13(b) hereof.

(mm) “Termination Notice” has the meaning set forth in Section 13(a) hereof.

(nn) “Treasury Regulations” means the regulations promulgated under the Code from time to time, as amended.

(oo) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(pp) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

SECTION 2. APPOINTMENT AND DUTIES OF THE MANAGER.

(a) Appointment. The Company hereby appoints the Manager to manage the assets of the Company and its Subsidiaries subject to the further terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein provided funds are made available by the Company for such purposes, as set forth in Section 9 hereof. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, in accordance with the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) Duties. The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company, at all times will be subject to the supervision of the Company’s Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, which may include, without limitation:

(i) serving as the Company’s consultant with respect to the periodic review of the investment criteria and parameters for Investments, borrowings and operations, any modifications to which shall be approved by a majority of the Independent Directors (such policy guidelines as initially approved, as the same may be modified with such approval, the “Guidelines”) and other policies for approval by the Board of Directors;

(ii) investigating, analyzing and selecting investment opportunities;

(iii) serving as the Company’s consultant with respect to the evaluation, purchase, origination, negotiation, structuring, monitoring, and disposition of investments by the Company, including the accumulation of assets for securitization;

(iv) serving as the Company’s consultant with respect to decisions regarding any financings, securitizations, hedging activities or borrowings undertaken by the Company or its Subsidiaries;

(v) serving as the Company’s consultant with respect to arranging for the issuance of mortgage backed securities from pools of mortgage loans or mortgage backed securities owned by the Company;

(vi) representing, and making recommendations to, the Company in connection with the purchase and finance and commitment to purchase and finance of whole loans, mezzanine loans and interests therein, mortgage loans and interests therein (including on a portfolio basis), real estate, real estate securities and other real estate-related assets, and the sale and commitment to sell such assets;

(vii) with respect to any prospective investment by the Company and any sale, exchange or other disposition of any Investment by the Company, conducting negotiations on behalf of the Company with real estate brokers, sellers and purchasers and their respective agents, representatives and investment bankers and owners of privately and publicly held real estate companies;

(viii) engaging and supervising, on behalf of the Company and at the Company’s expense, independent contractors which provide real estate, investment banking, mortgage brokerage, securities brokerage, legal, accounting, due diligence and other financial services and such other services as may be required relating to the Investments;

(ix) coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(x) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(xi) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xii) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xiii) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xiv) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company, consistent with such strategies, as so modified from time to time, with the Company’s status as a REIT, and with the Guidelines;

(xv) counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder;

(xvi) counseling the Company regarding the maintenance of its exclusion from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exclusion;

(xvii) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives and making available to the Company its knowledge and experience with respect to mortgage loans, real estate, real estate securities, other real estate-related assets and non-real estate related assets;

(xviii) furnishing reports and statistical and economic research to the Company regarding the Company’s activities and services performed for the Company by the Manager or the Subsidiaries;

(xix) monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xx) investing and re-investing any moneys and securities of the Company (including investing in short-term Investments pending investment in other Investments, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company) and advising the Company as to its capital structure and capital raising;

(xxi) causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and non-taxable REIT subsidiaries and to conduct quarterly compliance reviews with respect thereto;

(xxii) causing the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxiii) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act and the Securities Exchange Act of 1933, as amended;

(xxiv) taking all necessary actions to enable the Company and its Subsidiaries to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Code and Treasury Regulations applicable to REITs;

(xxv) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxvi) using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxvii) advising the Company with respect to obtaining appropriate warehouse or other financings for its assets;

(xxviii) advising the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxix) performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxx) using commercially reasonable efforts to cause the Company to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company with respect to the Investments. Such services will include, but not be limited to, advising the Company on the purchase and sale of, and other investment opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company with respect to any loan servicing activities provided by third parties. Such Monitoring Services will include, to the extent applicable, negotiating servicing agreements; acting as a liaison between the servicers of the assets and the Company; review of servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(c) Subcontracts. The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company to provide property management, asset management, leasing, development and/or other services to the Company (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company; provided, that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval (and approved by a majority of the Independent Directors) and (B) the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval (and approved by a majority of the Independent Directors).

(d) Service Providers. The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. The Company shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided, that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(e) Reporting Requirements.

(i) As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company, prepare, or cause to be prepared, with respect to any Investment, reports and other information with respect to such Investment as may be reasonably requested by the Company.

(ii) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(iii) The Manager shall prepare, at the sole cost and expense to the Company, regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(f) Excess Funds. Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(g) Reliance by Manager. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

SECTION 3. ADDITIONAL ACTIVITIES OF THE MANAGER, CBRE AND MELODY.

(a) Devotion of Time. The Manager will provide the Company with a dedicated management team, including a Chief Executive Officer and Chief Financial Officer, along with appropriate support personnel to provide the management services to be provided by the Manager to the Company hereunder, the members of which team, during the Initial Term, shall have as their sole responsibility the management of the Company and shall devote such of their time to the management of the Company as a majority of the Independent Directors reasonably deems necessary and appropriate, commensurate with the level of activity of the Company from time to time. The Company shall have the benefit of the Manager’s best judgment and effort in rendering services and, in furtherance of the foregoing, the Manager shall not undertake activities which, in its reasonable and good faith judgment, will adversely affect the performance of its obligations under this Agreement. In addition, CBRE and Melody shall provide reasonable access to their respective investment professionals in order to support the day-to-day operations of the Company.

(b) Other Activities. Subject to the provisions of this Section 3(a) and (b), nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of mortgage loans and other real estate and real estate-related investments (including, without limitation, investments that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to other investment companies, funds and advisory accounts. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to any investment company, fund or advisory account other than any fund or advisory account which contains only funds invested by the Manager, its Affiliates (and not any funds of any of their clients or customers) or their officers and directors. Notwithstanding anything to the contrary in this Section 3(b), the Manager hereby agrees that, during the Initial Term of this Agreement set forth in Section 13 hereof, neither the Manager nor any Person controlled by the Manager shall (i) raise, sponsor or advise any new investment vehicle or (ii) engage in other business or render services of any kind to any other Person, including, but not limited to, investment in, or advisory services to others investing in, any type of real estate or real estate-related investment, including, but not limited to, investments which meet the principal investment objectives of the Company. The Company shall have the benefit of the Manager’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

(c) Other Activities of the Manager After the Initial Term. After the initial term of this Agreement as set forth in Section 13 hereof, to the extent the Manger, or any Person controlled by the Manager, is engaged in any investment activities for the account of an entity other than the Company, the Manager, or such other Person controlled by the Manager, agrees to offer the Company the right to participate in all investment opportunities that the Manager determines are appropriate for the Company in view of its investment objectives, policies and strategies and other relevant factors subject to the exception that, in accordance with any conflict of interest policy and/or allocation adopted by the Manager, the Company might not participate in each such opportunity but will on an overall basis equitably participate with the Manager’s other clients in all such opportunities.

(d) Other Activities of CBRE/Melody.

(1) Notwithstanding anything to the contrary in this Section 3, during the Initial Term, CBRE and Melody each hereby agree that neither they nor any entity controlled by either of them (other than the Manager) shall raise, sponsor or advise any new investment vehicle, fund or entity that focuses on the acquisition and finance of real estate-related loans, structured finance debt investments and CMBS, except that: (i) Melody and its affiliates will continue to act as a seller servicer plus correspondent to Freddie Mac, (ii) Melody and its affiliates will retain the ability to act as a designated underwriter/servicer provider to Fannie Mae, and (iii) CB Richard Ellis Investors, L.L.C., a wholly-owned subsidiary of CBRE, directly or indirectly, (x) is the sponsor of, and expects in the future to sponsor additional, investment programs and/or funds which have acquired, and have the ability (although not as their primary focus) to acquire, real estate-related loans, structured finance debt investments and CMBS and (y) will retain the ability to pursue acquisitions of non-performing loans.

(2) Notwithstanding anything to the contrary in Section 3(d)(1), in the event that CBRE or Melody (or one of their respective Affiliates) offers the Company an investment opportunity involving a new business line or product or that involves expanding the geographic area of the Company’s investments and the Manager determines to forgo such opportunity, the Manager shall consult with the Independent Directors. If after consultation, the Company confirms that it will not participate in such investment opportunity, then CBRE or Melody, as applicable, may pursue such opportunity for its own account.

(3) After the Initial Term, if CBRE or Melody (or one of their respective Affiliates) engages in any activity which competes with the Company or otherwise presents a conflict of interest, in each case beyond the scope of the activities set forth in Section 3(d)(l)(i), (ii) or (iii), CBRE agrees to develop with the Company’s Independent Directors appropriate conflict resolution procedures.

(e) Officers, Employees, Etc. Directors, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such Persons shall use their respective titles in the Company.

(f) Securities Dealers. The Manager is authorized, for and on behalf, and at the sole cost and expense of the Company, to employ such securities dealers for the purchase and sale of investment assets of the Company as may, in the good faith judgment of the Manager, be necessary to obtain the best commercially available net results for the Company taking into account such factors as the policies of the Company, price, dealer spread, the size, type, timing and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Manager is authorized to direct the execution of the Company’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Manager to be useful or valuable to the performance of its investment advisory functions for the Company.

(g) Other. The Company (including the Board of Directors) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement on behalf of the Company in a timely manner or to deliver any financial statements or other reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors or the Independent Directors, as applicable, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

SECTION 4. AGENCY. The Manager shall act as agent of the Company in making, acquiring, financing and disposing of Investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or the Company’s representatives or properties.

SECTION 5. BANK ACCOUNTS. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

SECTION 6. RECORDS; CONFIDENTIALITY. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon one (1) business day’s advance written notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to nonaffiliated third parties except (i) with the prior written consent of the Board of Directors, (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company; (v) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is, in the opinion of counsel, required to disclose Confidential Information, the Manager may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Manager agrees to exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager, (B) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third-party without breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

SECTION 7. OBLIGATIONS OF MANAGER; RESTRICTIONS.

(a) Restrictions. The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely affect the status of the Company as a REIT under the Code or the Company’s status as an entity excluded from investment company status under the Investment Company Act or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners, for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

(b) Joint Ventures. The Company shall not invest in joint ventures with CBRE, Melody, the Manager or any of their respective Affiliates unless, (i) such Investment is made in accordance with the Guidelines and (ii) such Investment is approved in advance by a majority of the Independent Directors.

(c) Affiliate Transactions. The Manager shall not (i) consummate any transaction which would involve the acquisition by the Company of an asset in which the Manager or any Affiliate thereof has an ownership interest or the sale by the Company of an asset to the Manager or any Affiliate thereof, or (ii) under circumstances where the Manager is subject to an actual or potential conflict of interest, in the reasonable judgment of the Manager, or the Board of Directors, because it manages both the Company and another Person (not an Affiliate of the Company) with which the Company has a contractual relationship, take any action constituting the granting to such Person of a waiver, forbearance or other relief, or the enforcement against such Person of remedies, under or with respect to the applicable contract, unless such transaction or action, as the case may be and in each case, is approved by a majority of the Independent Directors.

(d) Board of Director Reviews. The Board of Directors periodically reviews the Guidelines and the Company’s portfolio of Investments but will not review each proposed investment, except as otherwise provided herein. If a majority of the Independent Directors determine in their periodic review of transactions by the Independent Directors that a particular transaction does not comply with the Guidelines (including as a result of violation of the provisions of Section 7(b) above), then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.

(e) Insurance. The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

SECTION 8. COMPENSATION.

(a) During the Initial Term of this Agreement, as the same may be extended from time to time, the Company shall pay the Manager the Base Management Fee monthly in arrears commencing with the month in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such month that this Agreement was in effect).

(b) The Manager shall compute each installment of the Base Management Fee within fifteen (15) business days after the end of the calendar month with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable no later than the date which is twenty (20) business days after the end of the calendar month with respect to which such installment is payable.

(c) The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Sections 8(j) and 13(a) of this Agreement.

(d) In addition to the Base Management Fee otherwise payable hereunder, the Company shall pay the Manager quarterly Incentive Compensation. The Incentive Compensation calculation and payment shall be made for each fiscal quarter in arrears.

(e) Subject to Section 8(j) below, the Manager shall compute each installment of the Incentive Compensation within 45 days after the end of each fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Incentive Compensation shown therein shall be due and payable no later than the date which is five (5) business days after the date of delivery to the Board of Directors of such computations.

(f) Ten percent (10%) of the Incentive Compensation shall (subject to the remaining provisions of this Section 8(f) and the provisions of Sections 8(g), 8(h) and 8(i)) be payable to the Manager in Common Shares, and the remainder thereof shall be paid in cash; provided, the Manager may (subject to the remaining provisions of this Section 8(f) and the provisions of Sections 8(g), 8(h) and 8(i)) elect, by so indicating in the installment calculation delivered to the Board of Directors, to receive more than ten percent (10%) of the Incentive Compensation in the form of Common Shares; provided, however, the Manager may not receive payment of any portion of the Incentive Compensation in the form of Common Shares, either automatically or by election, if such payment would result in the Manager directly or indirectly through one or more subsidiaries owning in the aggregate more than 9.8% of the outstanding Common Shares. For purposes of this computation, Common Shares include shares issued and outstanding (whether vested or unvested or forfeiture or non-forfeitable) and shares to be issued upon exercise of outstanding stock options (whether such options are exercisable or nonexercisable). The Manager’s receipt of Common Shares in accordance herewith shall be subject to all applicable securities exchange rules and securities laws (including, without limitation, prohibitions on insider trading). All Common Shares paid to the Manager as Incentive Compensation will be fully vested upon issuance; provided that the Manager agrees not to sell such Common Shares prior to the date that is one (1) year after the date such Common Shares are due and payable. Notwithstanding such restriction and subject to compliance with all applicable securities laws (including, without limitation, prohibitions on insider trading), the Manager shall have the right to allocate such shares in its sole and absolute discretion to its officers, employees and other individuals who provide services to it at any time. In addition, the foregoing restrictions regarding the sale of such shares shall terminate upon termination of this Agreement.

(g) Common Shares payable as Incentive Compensation shall be valued as follows:

(i) if such shares are traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the shares on such exchange over the thirty (30) day period ending three (3) days prior to the issuance of such shares;

(ii) if such shares are actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sales price as applicable over the thirty (30) day period ending three (3) days prior to the issuance of such shares; and

(iii) if there is no active public market for such shares, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors of the Company.

(h) If at any time the Manager shall, in connection with a determination of fair market value made by the Board of Directors, (i) dispute such determination in good faith by more than five percent (5%), and (ii) such dispute cannot be resolved between the Independent Directors and the Manager within ten (10) business days after the Manager provides written notice to the Company of such dispute (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of recognized standing selected jointly by the Independent Directors and the Manager within not more than twenty (20) days after the Valuation Notice. In the event the Independent Directors and the Manager cannot agree with respect to such selection within the aforesaid twenty (20) day time-frame, the Independent Directors shall select one such independent appraiser and the Manager shall select one independent appraiser within five (5) business days after the expiration of the twenty (20) day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five (5) business days after their selection. Any valuation decision made by the appraisers shall be deemed final and binding upon the Board of Directors and the Manager and shall be delivered to the Manager and the Company within not more than fifteen (15) days after the selection of the Last Appraiser. The expenses of the appraisal shall be paid by the party with the estimate which deviated the furthest from the final valuation decision made by the appraisers.

(i) The Company has agreed to register the issuance and resale of the stock portion of the Incentive Compensation in accordance with the provisions of Exhibit B.

(j) In the event that a registration statement is not filed with the United States Securities and Exchange Commission on or before March 6, 2006, the day that is 270 days after the date of the Registration Rights Agreement, pursuant to Section 2(a) of the Registration Rights Agreement, the Manager shall forfeit the Base Management Fee in respect of the period from and after that date until the initial registration statement is filed with the Securities and Exchange Commission. In addition, all payments of Incentive Compensation in respect of such period shall be deferred until such initial registration statement is filed.

(k) In addition to the Base Management Fee and Incentive Compensation, the Manager shall be granted (i) options to purchase 1,000,000 Common Shares, with an exercise price equal to $15.00 per share and (ii) 600,000 restricted Common Shares, in each case pursuant to the terms and conditions set forth in the Company’s 2005 Equity Incentive Plan. Such awards shall be subject to upward adjustment on a pro rata basis if Credit Suisse First Boston LLC, Deutsche Bank Securities, Inc. and Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the several initial purchasers/placement agents named therein, elect to exercise their over-allotment option pursuant to Section 1(b) of the Purchase and Placement Agent Agreement. Subject to compliance with all applicable securities laws (including, without limitation, prohibitions on insider trading), the Manager shall have the right to allocate the awards granted to it pursuant to this Section 8(k) at its sole and absolute discretion to its officers, employees and other individuals who provide services to it at any time. To the extent that such awards (or the Common Shares relating thereto) are not eligible to be registered for sale pursuant to a Registration Statement on Form S-8 relating to the 2005 Equity Incentive Plan, at the request of the Manager the Company agrees to file with the Securities and Exchange Commission as soon as reasonably practicable a shelf registration statement providing for the sale of such awards (or the Common Shares relating thereto) and to use its commercially reasonably efforts to cause such registration statement to be declared effective as promptly as practicable following such filing.

SECTION 9. EXPENSES OF THE COMPANY.

(a) Expenses. The Company shall pay all of its expenses and shall reimburse the Manager or its Affiliates for documented expenses of the Manager and its Affiliates incurred on its behalf (collectively, the “Expenses”). Without limiting the generality of the foregoing, expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following:

(i) all costs and expenses associated with the formation and capital raising activities of the Company and its subsidiaries, including, without limitation, the costs and expenses of any 144A transaction or private placement by the Company, the preparation of the Company’s registration statements, any and all costs and expenses of an initial public offering of the Company, any subsequent offerings and any filing fees and costs of being a public company, including, without limitation, filings with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the New York Stock Exchange, Inc. (and any other exchange or over-the-counter market), among other such entities;

(ii) all costs and expenses in connection with the acquisition, disposition, development, protection, maintenance, financing, hedging, administration and ownership of the Company’s or any Subsidiary’s Investments, including, without limitation, costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, to provide such services, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned by the Company or any Subsidiary;

(iii) costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for the Company by third-party providers retained by the Manager or, if provided by the Manager’s employees or its Affiliates, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iv) the compensation and expenses of the Company’s directors (excluding those directors who are officers of the Manager) and the cost of liability insurance to indemnify the Company’s directors and officers;

(v) all costs and expenses of money borrowed by the Company or its Subsidiaries, including, without limitation, principal, interest and the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other costs) or any securities offerings of the Company;

(vi) expenses connected with communications to holders of securities of the Company or its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the stockholders of the Company;

(vii) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used solely for the Company and for design and maintenance of the Company’s web site;

(viii) expenses incurred by managers, officers, employees and agents of the Manager and its Affiliates for travel solely on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, employees and agents of the Manager and its Affiliates in connection with the purchase, financing, refinancing, sale or other disposition of an Investment or establishment and maintenance of any credit facilities and other indebtedness or any securities offerings of the Company; provided, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company;

(ix) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses applicable solely to the Company or any Subsidiary;

(x) compensation and expenses of the Company’s custodian and transfer agent, if any;

(xi) the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency applicable to the Company or any Subsidiary;

(xii) all taxes and license fees, including interest and penalties thereon;

(xiii) all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Manager elects to carry for itself and its employees;

(xiv) costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, for the servicing and special servicing of assets of the Company;

(xv) all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xvi) expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for the Company or separate from the office or offices of the Manager;

(xvii) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of the holders of securities of the Company or its Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(xviii) subject to Section 11(b), any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any

Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings or by the charter and bylaws of the Company;

(xix) rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the Company’s operations; provided, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company;

(xx) all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents engaged by the Company or any Subsidiary or by the Manager for the account of the Company or any Subsidiary and all employment expenses of the personnel employed by the Company or any Subsidiary (excluding any personnel which are also employed by the Manager), including, without limitation, the salaries, wages, equity based compensation of such personnel, payroll taxes and the incremental cost for administering employee benefit plans of the Manager which are used by such personnel;

(xxi) all expenses of organizing, modifying or dissolving the Company or any Subsidiary and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of the Company or its Subsidiaries; and

(xxii) all other expenses actually incurred by the Manager and its Affiliates which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

(b) Employees of the Manager. Without regard to the amount of compensation received under this Agreement by the Manager, the Manager shall be responsible for the wages and salaries of the Manager’s officers and employees.

(c) Survival. The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

SECTION 10. CALCULATIONS OF EXPENSES.

The Manager shall prepare a statement documenting the Expenses of the Company and the Expenses incurred by the Manager on behalf of the Company during each calendar month, and shall deliver such statement to the Company within 30 days after the end of each calendar month. Expenses incurred by the Manager on behalf of the Company shall be reimbursed by the Company to the Manager on the first business day of the month immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

SECTION 11. LIMITS OF MANAGER RESPONSIBILITY; INDEMNIFICATION.

(a) Limits of Manager Responsibility. The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its members, managers, officers, employees and its Affiliates will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners for any acts or omissions by the Manager, its members, managers, officers, employees or its Affiliates, performed pursuant to and in accordance with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement.

(b) Indemnification by the Company. The Company shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its members, managers, officers, employees and its Affiliates and each other Person, if any, controlling the Manager (each, an “Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(c) Indemnification by the Manager. The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company, its stockholders, directors, officers and employees and each other Person, if any, controlling the Company (each, a “Company Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by Manager’s employees relating to the terms and conditions of their employment by Manager.

(d) Survival. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

SECTION 12. NO JOINT VENTURE. Nothing in this Agreement shall be construed to make the Company, on the one hand, and any of the Manager, CBRE and Melody, on the other hand, partners or joint venturers or impose any liability as such on either of them.

SECTION 13. TERM; TERMINATION.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement (A) shall be in effect until December 31, 2008 (the “Initial Term”), and (B) shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless (i) at least two-thirds of the Independent Directors or the holders of at least a majority of the outstanding Common Shares agree not to automatically renew because there has been unsatisfactory performance by the Manager that is materially detrimental to the Company or (ii) the compensation payable to the Manager hereunder is unfair; provided, that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any such one-year extension term as set forth above, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 13(a) not less than one hundred eighty (180) days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than one hundred eighty (180) days from the date of the notice, on which the Manager shall cease to provide services under this Agreement and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than sixty (60) days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within sixty (60) days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such sixty (60) day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) ten (10) days following the end of such sixty (60) day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b) In the event that this Agreement is terminated in accordance with the provisions of Section 13(a) or 15(c) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to the amount of three times the sum of the annual Base Management Fee and the annual Incentive Compensation earned by the Manager during the 12-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(c) No later than one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective upon expiration of the then current term.

(d) If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10, 13(b) and 16 of this Agreement. In addition, Sections 8(i) (including the provisions of Exhibit B), 8(k) and 11 of this Agreement shall survive termination of this Agreement.

SECTION 14. ASSIGNMENT.

(a) Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(b), 2(c) and 2(d) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

SECTION 15. TERMINATION FOR CAUSE.

(a) The Company may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, if (i) the Manager materially breaches any provision of this Agreement and such breach shall continue for a period of sixty (60) days after the Manager’s receipt of written notice thereof specifying such breach and requesting that the same be remedied in such sixty (60) day period, (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of the board of directors or executive officers of the Manager), (iii) a Change of Control of the Manager and a majority of the Independent Directors determines, in their sole discretion, at any point during the six (6) months following such Change of Control, that such Change of Control was materially detrimental to the ability of the Manager to perform its duties hereunder in substantially the manner conducted prior to such Change of Control, (iv) there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement, (v) there is entered an order for relief or similar decree or order with respect to the Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; (vi) or the Manager (A) ceases, or admits in writing its inability to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into an composition or arrangement with, creditors; (B) applies for, or consents (by admission of material allegations of a petition or otherwise) to sequestrator (or other similar official) of the Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager and continue undismissed for sixty (60) days; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for sixty (60) days or result in adjudication of bankruptcy or insolvency; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for sixty (60) days.

(b) The Manager agrees that if any of the events specified above occur, it will give prompt written notice thereof to the Company’s Board of Directors after the occurrence of such event.

(c) The Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of sixty (60) days after written notice thereof specifying such default and requesting that the same be remedied in such sixty (60) day period.

(d) The Manager may terminate this Agreement, without payment of any Termination Fee, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

SECTION 16. ACTION UPON TERMINATION. From and after the effective date of termination of this Agreement, pursuant to Sections 13, 14, or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13 or Section 15(c), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(iii) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

SECTION 17. RELEASE OF MONEY OR OTHER PROPERTY UPON WRITTEN REQUEST. The Manager agrees that any money or other property of the Company or Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than sixty (60) days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17. The Company and any Subsidiary shall indemnify the Manager and its members, managers, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

SECTION 18. REPRESENTATIONS AND WARRANTIES.

(a) The Company hereby represents and warrants to the Manager as follows:

(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company.

(ii) The Company has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders or creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery or performance of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the charter or bylaws of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager hereby represents and warrants to the Company as follows:

(i) the Manager is duly organized, validly existing and in good standing under the laws of the State or Delaware, has the limited liability company power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its Subsidiaries, taken as a whole.

(ii) The Manager has the limited liability company power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, members or creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery or performance of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized agent of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the certificate of formation or operating agreement of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

SECTION 19. NOTICES. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

CBRE Realty Finance, Inc.

City Place 1

185 Asylum Street, 37th Floor

Hartford, CT 06103

Attention: Chief Financial Officer

(b)	If to the Manager:

CBRE Realty Finance Management, LLC

City Place 1

185 Asylum Street, 37th Floor

Hartford, CT 06103

Attention: Chief Financial Officer

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

SECTION 20. BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. Each of the Company, the Manager, CBRE and Melody agrees that the representations, warrantees, covenants and agreements of the Company contained herein are made on behalf of the Company and its wholly-owned Subsidiaries for the benefit of each of, the Manager, CBRE and Melody, and the representations, warranties, covenants and agreements of the Manager are for the benefit of the Company and its wholly-owned Subsidiaries.

SECTION 21. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

SECTION 22. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 23. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereto shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 24. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

SECTION 25. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 26. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 27. GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CBRE REALTY FINANCE, INC.

By:	/s/ Keith Gollenberg
Name:	Keith Gollenberg
Title:	Chief Executive Officer

CBRE REALTY FINANCE MANAGEMENT, LLC

By:	/s/ Keith Gollenberg
Name:	Keith Gollenberg
Title:	Executive Managing Director

CB RICHARD ELLIS, INC. (with respect to Section 3(d) only)

By:	/s/ Lawrence H. Midler
Name:	Lawrence H. Midler
Title:	Executive Vice President, General Counsel

L.J. MELODY & COMPANY (with respect to Section 3(d) only)

By:	/s/ Bill R. Frazer
Name:	Bill R. Frazer
Title:	Executive Vice President, Chief Financial Officer

Exhibit B

Registration Rights Agreements

1. Piggyback Rights. The Manager and any Permitted Transferee (as hereinafter defined) shall have the unlimited right to piggyback on to any registration statement of the Company (other than a registration statement on Form S-4 or Form S-8 or any successor form), subject to the following cutbacks only in underwritten offerings: (i) in the event of an underwritten initial public offering, the managing underwriters may exclude entirely the shares of the Manager and any Permitted Transferee, if the managing underwriters determine in good faith that marketing factors require a limitation on the number of shares to be included in such offering, and (ii) in the event of any other underwritten offering, the managing underwriters may exclude the shares of the Manager and any Permitted Transferee to the same extent and in the same proportion that shares of holders (other than the Company) are excluded, if the managing underwriters determine in good faith that marketing factors require a limitation on the number of shares to be included in such offering.

2. Demand Rights. The Manager and any Permitted Transferee shall also have the right to require the Company to prepare, file and maintain at all times such number of registration statements as are specified in the next sentence of this Section 2 exclusively for the issuance and resale of the stock portion of the Incentive Compensation and any other shares issued to the Manager or any of its employees or Affiliates pursuant to an equity incentive plan of the Company (the “Registrable Shares”). The Manager and any Permitted Transferee shall be entitled to (i) an unlimited number of registrations on Form S-2, Form S-3 or any successor or replacement forms and (ii) if the Management Agreement terminates and the Company is not then eligible to use Form S-2, Form S-3 or any successor or replacement form, a single registration on such other form as the Company is then eligible to use. Notwithstanding anything herein to the contrary, the demand rights described herein may only be exercised upon request of the Manager and any Permitted Transferee, in the case of clause (i), who hold in the aggregate at least twenty percent (20%) of all outstanding Incentive Shares and, in the case of clause (ii), who hold in the aggregate at least one-third of all outstanding Incentive Shares.

3. Registration Procedures. The Company shall use its commercially reasonable efforts to effect or cause to be effected the registration of the Incentive Shares under the Securities Act of 1933, as amended (the “Securities Act”), to permit the resale of the Incentive Shares by the Manager or any Permitted Transferee.

4. Expenses. The Company shall bear all expenses of registration, including its professional fees and registration and filing fees with the SEC, state securities administrators and applicable stock exchanges, and printing, word processing and delivery and distribution fees with respect to any registration statement, prospectus (preliminary or final), or any amendments or supplements thereto, and reasonable fees and disbursements of one counsel to the Manager and any Permitted Transferees, provided, however, the Company shall not be liable for the underwriting discounts and commissions associated with the sale of the Incentive Shares.

5. Successors and Assigns; Permitted Transferees. The agreements in this Exhibit B shall inure to the benefit of and be binding upon the successors and assigns of each of the Company and the Manager. For purposes of this Exhibit B, the term Permitted Transferee shall mean each person or entity to whom the Manager transfers any Incentive Shares.

6. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless (i) the Manager and its Permitted Transferees and (ii) each person, if any, who controls the Manager and its Permitted Transferees within the meaning of the Securities Act or the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) the respective officers, directors, partners, employees, representatives and agents of the Manager and its Permitted Transferees or any person who controls any of the foregoing (each person referred to in clause (i), (ii) or (iii) are referred to collectively as the “Indemnified Parties”), from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof (including, but not limited to, any losses, claims, damages, judgments, expenses, liabilities or actions relating to purchases and sales of the Incentive Shares) to which each Indemnified Party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, judgments, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus, including any document incorporated by reference therein, or in any amendment or supplement thereto or in any preliminary prospectus relating to a registration statement, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse, as incurred, the Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action in respect thereof; provided, however, that (i) the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in a registration statement or prospectus, or in any amendment or supplement thereto or in any preliminary prospectus relating to a registration statement, in reliance upon and in conformity with written information pertaining to the Manager or its Permitted Transferees or furnished to the Company by or on behalf of the Manager or its Permitted Transferees specifically for inclusion therein and (ii) with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus relating to a registration statement, the indemnity agreement contained in this subsection (a) shall not inure to the benefit of the Manager or any Permitted Transferee from whom the person asserting any such losses, claims, damages or liabilities purchased the Incentive Shares concerned, to the extent that a prospectus relating to such Incentive Shares was required to be delivered by the Manager or such Permitted Transferee, as the case may be, under the Securities Act in connection with such purchase and any such loss, claim, damage or liability of the Manager or such Permitted Transferee results from the fact that there was not sent or given to such person, at or prior to the written confirmation of the sale of such Incentive Shares to such person, a copy of the final prospectus if the Company had previously furnished copies thereof to the Manager or such Permitted Transferee; provided further, however, that this indemnity agreement will be in addition to any liability which the Company may otherwise have to such Indemnified Party. The Company shall also indemnify underwriters, their officers and directors and each person who controls such underwriters within the meaning of the Securities Act or the Exchange Act to the same extent as provided above with respect to the indemnification of the Manager or any Permitted Transferee if requested by the Manager or such Permitted Transferee.

(b) In connection with any registration statement in which the Manager or a Permitted Transferee is participating and as a condition to such participation, the Manager and such Permitted Transferee, severally and not jointly, will indemnify and hold harmless the Company, its officers, directors, partners, employees, representatives, agents and investment advisers and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (the “Company Indemnified Persons”) from and against any losses, claims, damages or liabilities or any actions in respect thereof, to which the Company or any such controlling person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus or in any amendment or supplement thereto or in any preliminary prospectus relating to the registration statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information pertaining to the Manager or such Permitted Transferee or furnished to the Company by or on behalf of the Manager or such Permitted Transferee specifically for inclusion therein; and, subject to the limitation set forth immediately preceding this clause, shall reimburse, as incurred, the Company or any Company Indemnified Person for any legal or other expenses reasonably incurred by the Company or such Company Indemnified Person in connection with investigating or defending any loss, claim, damage, liability or action in respect thereof. This indemnity agreement will be in addition to any liability which the Manager or such Permitted Transferee may otherwise have to the Company or any Company Indemnified Person.

(c) Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action or proceeding (including a governmental investigation), such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 6, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who may, unless (in the reasonable judgment of counsel to the indemnifying party) a potential conflict exists, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof the indemnifying party will not be liable to such indemnified party under this Section 6 for any legal or other expenses, other than reasonable costs incurred at the request of the indemnifying party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes any unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 6 is unavailable or insufficient to hold harmless an indemnified party under subsections (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to in subsection (a) or (b) above in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Manager or such Permitted Transferee or such other indemnified party, as the case may be, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding any other provision of this Section 6(d), neither the Manager nor any Permitted Transferee shall be required to contribute any amount in excess of the amount by which the net proceeds received by the Manager or such Permitted Transferee from the sale of the Incentive Shares pursuant to the registration statement exceeds the amount of damages which the Manager or such Permitted Transferees have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (d), each person, if any, who controls such indemnified party within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as such indemnified party and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as the Company.

(e) The agreements contained in this Section 6 shall survive the sale of the Registrable Shares pursuant to a registration statement and shall remain in full force and effect, regardless of any termination or cancellation of the Management Agreement or any investigation made by or on behalf of any indemnified party.